Exhibit 99.2
Dobson Communications Announces ETC Designation in Alaska and Minnesota
OKLAHOMA CITY, Jan. 27, 2006 — Dobson Communications Corporation (Nasdaq:DCEL) today announced that its subsidiary, Dobson Cellular Systems, Inc., has recently received an order from the Regulatory Commission of Alaska designating it as an Eligible Telecommunications Carrier (ETC) for certain areas in Alaska. Dobson also announced that the Minnesota Public Utilities Commission (PUC) has voted to designate Dobson’s subsidiary, American Cellular Corporation, as an ETC for certain areas in Minnesota. The written order from the Minnesota PUC is expected to be issued within the next two weeks.
These actions will result in Dobson’s receipt of approximately $30 million of federal universal service support annually, based on current funding projections and subscriber counts. The funds will be used to support and improve the networks serving the designated areas resulting in an expansion of services and coverage to residents of rural Alaska and Minnesota.
Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to additional data or changes in data that would affect the Company’s expected results and changes in the Company’s plans to report full fourth quarter operating results. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation Richard D. Sewell, Jr., Treasurer (405) 529-8674